Exhibit 99.1

SPAR Group Announces 2009 Year-End and Fourth Quarter Financial Results

Net Income Increased 392%;
Company Reports 2009 EPS of $0.03;
2009 Revenues of $57.5 Million;
Company to Host Year-End Conference Call on April 16 at 11:00 a.m. EDT

TARRYTOWN, NY, Apr 15, 2010 -- SPAR Group, Inc. (Nasdaq: SGRP) (the "Company" or "SPAR"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced the year-end and fourth quarter financial results for 2009.

"Our strategy during 2009 was to focus on the financial structure of our business, maintain profitability, increase margins and identify strong acquisition candidates that would help fuel our future growth. We executed successfully and achieved all of our goals as we maintained strong control over our operating expenses, increased our net income nearly 400%, increased our margins and closed on the acquisition of National Marketing Services. Today we are in a position to continue our success throughout 2010 by reaping the benefits of the financial measures taken during 2009. We will continue to increase our profitability, grow organically and search for strategic and accretive acquisitions," stated Gary Raymond, President and Chief Executive Officer of SPAR Group.

2009 Year End Financial Results

Revenue for the year ended 2009 totaled $57.5 million, compared to $69.6 million for the year ended 2008. Domestic and international revenues for the year ended 2009 totaled $26.4 million and $31.1 million, respectively. The decrease in revenue was due primarily to the loss of a U.S. electronic retail chain customer that ceased to exist in early 2009, the decision by management to suspend services in the Turkish market as it evaluates more profitable alternatives and the loss of a client in each of three other international markets given the economic conditions in those respective countries.

Cost of revenues was $40 million in 2009 compared to $48.7 million in 2008. These results yielded gross profit for the period ended December 31, 2009 of $17.5 million compared to $20.9 million. Gross profit margin continued to improve to 30.5% of revenue in 2009 compared to 30.1% of revenue in 2008. Gross profit margins domestically increased in 2009 to 36.8% compared to 35.4%. Internationally, gross profit margins remained relatively unchanged at 25.1% in 2009 compared to 25.8%. Selling, general, and administrative expenses decreased over $2.3 million or 12.9% to $16.1 million in 2009 compared to $18.5 million in 2008, due to a decrease in spending primarily in Canada and Australia and management's focus on cost reduction efforts related to payroll and related expenses.

Other income totaled $582,000 for the period ended December 31, 2009 compared to other expenses of approximately $671,000 for the same period in 2008. The change in approximately $1.3 million was due primarily to an overall reduction in litigation expense including a $285,000 credit from prior year legal expenses and a third party settlement in 2009 for $300,000.

The provision for income taxes was $169,000 and $532,000 for 2009 and 2008, respectively. The decrease in the income tax provision of $363,000 was due to a one-time 2008 additional tax expense resulting from a change in the tax filing status of the Japan subsidiary.

Net income for 2009 increased 392% to $502,000, equal to $0.03 per diluted share based on 19.4 million shares outstanding, compared to $102,000, equal to $0.01 per diluted share based on 19.3 million in 2008. Domestically, net income increased 428% to $1.1 million in 2009 compared to net income of $214,000 in 2008. The Company reported a net loss internationally of $631,000 in 2009 compared to a net loss of $112,000 in 2008.

2009 Fourth Quarter Financial Results

Revenue for the fourth quarter of 2009 totaled $14.2 million versus $16 million for the fourth quarter of 2008. Revenue in the United States totaled $7.5 million and internationally totaled $6.7 million for the fourth quarter of 2009.

Cost of revenue for the fourth quarter ended December 31, 2009 totaled$9.3 million compared to $10.2 million for the same period in 2008.Gross profit for the fourth quarter of 2009 totaled $4.9 million compared to $5.7 million for the same period in 2008. Gross profit margin decreased to 34.7% during the fourth quarter of 2009 compared to35.9% during the fourth quarter of 2008. The 2009 fourth quarter gross profit margin domestically and internationally totaled 41% and 28%respectively. Selling, general and administrative expenses decreased 9%to $4.5 million for the fourth quarter of 2009 compared to $5 million for the fourth quarter of 2008.

Net income for the three months ended December 31, 2009 totaled $303,000 or $0.02 per share compared to $467,000 or $0.02 per share for the same period of 2008.

Balance Sheet for Period End December 31, 2009

Total current assets and total assets were $13.1 million and $17.4million respectively. Cash and cash equivalents totaled $1.7 million or $0.09 per share. Total current liabilities and total liabilities were $12.8 million at December 31, 2009. Working capital improved to$252,000 in 2009 compared to a working capital deficit of $635,000 in 2008. Current ratio also improved to 1.02 to 1 at the end of 2009 compared to 0.96 to 1 at the end of 2008. The increase in working capital and current ratio were primarily due to decreases in accounts payable and other current liabilities. Total equity increased 29% to $4.1 million in 2009 compared to $3.2 million in 2008.

Gary Raymond concluded, "We have already completed the integration of our December 2009 acquisition, National Marketing Services. We are pleased with the performance of the business and have begun to realize the financial benefits of this acquisition. More recently, we acquired Wings & Ink, which will add $3 million in revenue on an annualized basis and expand our presence in all the geographic regions of Canada. In the remainder of 2010 we are pursuing several other similar opportunities of undervalued assets that we can immediately integrate. We believe that our strong domestic and international presence, established operating platform and acquisition strategy will allow us to experience significant growth in 2010."

2009 Financial Results Conference Call

Gary Raymond, President and Chief Executive Officer, and Jim Segreto, Chief Financial Officer, will host a conference call on Friday, April 16, 2010, at 11:00 a.m. Eastern Daylight Time. During the call management will discuss the company's 2009 fourth quarter and yearend financial results.

Conference Call Details:

Date:   Friday, April 16, 2010
Time:   11:00 a.m. EDT
Dial-In Number:   1-888-549-7704
International Dial-In Number: 1-480-629-9857

It is recommended that participants dial in approximately 5 to 10 minutes prior to the start of the 11:00 a.m. call. A telephonic replay of the conference call may be accessed approximately two hours after the call through April 23, 2010, by dialing 1-800-406-7325 or 1-303-590-3030 for international callers and entering the replay access code 4284298.

There will also be a simultaneous audio feed and archived recording of the conference call available at http://www.sparinc.com under the "Investor Relations" menu section and "News Releases" sub-menu of the website.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services company that provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. SPAR Group provides product services, project services, in-store events, radio frequency identification ("RFID"), technology services and marketing research covering all product and trade classifications, including mass market, drug store, convenience store and grocery chains. Product services include product additions; placement, reordering, replenishment, labeling, evaluation and deletions, and project services include seasonal and special product promotions, product recalls and complete setups of departments and stores. The company operates throughout the United States and internationally in 11 of the most populated countries, including China and India. For more information, visit the SPAR Group's Web site at www.sparinc.com.

Certain statements in this news release and such conference call are forward-looking, including (without limitation) growing revenues and profits through acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the company's control. The company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

SPAR Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net revenues	$14,191	$15,976	$57,549	$69,611
Cost of revenues	9,262	10,248	40,019	48,688

Gross profit	4,929	5,728	17,530	20,923
Selling, general, and administrative expense	4,526	4,971	16,127	18,514
Depreciation and amortization	280	270	1,081	939
Operating income	123	487	322	1,470
Interest expense	23	74	178	328
Other (income) expense	(39)	(194)	(582)	671

Income before (benefit) provision for income taxes	139	607	726	471
(Benefit) provision for income taxes	(77)	527	169	532
Net income (loss)	216	81	557	(61)
Net (income) loss attributable to the non-controlling interest	(87)	(387)	55	(163)
Net income attributable to SPAR Group, Inc.	$303	$467	$502	$102

Basic/diluted net income per common share:
Net income - basic/diluted	$0.02	$0.02	$0.03	$0.01
Weighted average common shares – basic	19,139	19,139	19,139	19,139
Weighted average common shares – diluted	20,184	19,179	19,434	19,315

SPAR Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$1,659	$1,685
Accounts receivable, net	10,231	13,110
Prepaid expenses and other current assets	1,182	1,446
Total current assets	13,072	16,241
Property and equipment, net	1,550	1,803
Goodwill	798	798
Other assets	1,931	1,806
Total assets	$17,351	$20,648

Liabilities and equity
Current liabilities:
Accounts payable	$3,819	$4,491
Accrued expenses and other current liabilities	2,226	4,911
Accrued expense due to affiliates	1,436	1,398
Customer deposits	477	582
Lines of credit	4,862	5,494
Total current liabilities	12,820	16,876
Long-term liabilities	-	105
Total liabilities	12,820	16,981
Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized shares-3,000,000
Issued and outstanding shares-
554,402 - December 31, 2009 and 2008	6	6
Common stock, $.01 par value:
Authorized shares-47,000,000
Issued and outstanding shares -
19,139,365 - December 31, 2009 and 2008	191	191
Treasury stock	(1)	(1)
Additional paid-in capital	13,099	12,821
Accumulated other comprehensive loss	(220)	(361)
Accumulated deficit	(8,975)	(9,477)
Total SPAR Group, Inc. equity	4,100	3,179
Non-controlling interest	431	488
Total liabilities and equity	$17,351	$20,648

Contacts:    SPAR Group, Inc.
James R. Segreto
(914) 332-4100

Alliance Advisors, LLC
Investors:
Alan Sheinwald
914) 669-0222
Mark McPartland
(910) 686-0455